SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                        SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [x]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Eastco Industrial Safety Corp.
             (Name of Registrant as Specified in Its Charter)

                      Eastco Industrial Safety Corp.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or Item 22(a)(2) of Schedule 14A
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          (1) Title of each class of securities to which transaction applies:___________________________________________________

          (2)  Aggregate number of securities to which transaction applies:
               ___________________________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _____________

          (4)  Proposed maximum aggregate value of transaction:
               ___________________________________________________________

          (5)  Total Fee Paid: ___________________________________________

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:____________________________________

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing party:______________________________________________

          (4)  Date filed:______________________________________

                       EASTCO INDUSTRIAL SAFETY CORP.
                          130 West 10th Street
                   Huntington Station, New York 11746

                ________________________________________

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                ________________________________________


The annual meeting of the stockholders of Eastco Industrial Safety Corp. will be held on January 22, 1997 at 3:30 p.m. at the Company's office located at 130 West 10th Street, Huntington Station, New York 11746. The meeting is called for the following purposes:


     ELECTION OF DIRECTORS

The election of three directors to hold office for the term continuing through the annual meeting following the fiscal year ended June 30, 1998 and until the election and qualification of their respective successors.


     RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

To ratify the appointment of Cornick, Garber & Sandler, LLP, Certified Public Accountants, as independent auditors.


     TRANSACTION OF OTHER BUSINESS

To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 6, 1996 are entitled to receive notice of, and to vote at, this meeting. Sending in your proxy will not prevent your attending and voting at the meeting in person should you later decide to do so.

The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the enclosed proxy statement for further information with respect to the business to be transacted at the meeting.

If you do not expect to attend the meeting in person, please sign and date the enclosed proxy and mail it promptly in the enclosed envelope.

By order of the Board of Directors.


                                   ALAN E. DENSEN
                                   President



DATED: December 11, 1996

                      EASTCO INDUSTRIAL SAFETY CORP.

                           130 West 10th Street
                    Huntington Station, New York 11746
                    __________________________________

                              PROXY STATEMENT
                    __________________________________

The proxy statement mailed to stockholders commencing approximately December 13, 1996 is furnished in connection with the solicitation of proxies by the Board of Directors of Eastco Industrial Safety Corp. (the "Company") in connection with the annual meeting of stockholders (the "Annual Meeting") of the Company to be held January 22, 1997 at 3:30 p.m. at the offices of the Company located at 130 West 10th Street, Huntington Station, New York 11746. Proxies will be voted in accordance with directions specified thereon or otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the action described in the proxy statement.

A proxy in the enclosed form may be revoked at any time, prior to it being voted at the Annual Meeting, by sending a subsequently dated proxy or by giving written notice to the Company, in each case to the attention of Anthony P. Towell, Secretary, at the address set forth above. Stockholders who attend the meeting may withdraw their proxies at any time before their shares are voted by voting their shares in person.

The expense of the solicitation of proxies for the meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement, the handling and tabulation of proxies received and the charges of brokerage houses and other institutions, nominees or fiduciaries in forwarding such documents of the proxy material to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone and telegraph by directors, officers or regular employees of the Company. It is estimated that the total cost of proxy solicitations by the Company will not exceed $7,500.

The matters to be considered at this Annual Meeting will be the election of three directors to hold office for the term continuing through the annual meeting following the fiscal year ended June 30, 1998 ("1998 Annual Meeting") and until the election and qualification of their respective successors, and the ratification of the appointment of Cornick, Garber & Sandler, LLP, Certified Public Accountants, as independent auditors. The Company is aware of no other matters to be presented for action at the meeting.

Under SEC rules, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director.

              OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The Company's voting securities consist solely of Common Stock. Holders of Common Stock at the close of business on December 6, 1996 will be entitled to vote. Each share of Common Stock entitles the holder to one (1) vote on each matter to be voted upon. On the record date there were outstanding 1,583,079 shares of Common Stock.

                       STOCK OWNERSHIP OF DIRECTORS

The following table sets forth as of December 6, 1996 the number of shares of Common Stock owned by each of the present directors of the Company, together with certain information with respect to each:

                                        Number of
                                        Shares
                         Director       Beneficially        Percent
Name(Age)                Since          Owned  (1)          (1)
---------               --------        ------------      ---------
Alan E. Densen (62)        1958         60,949(2)(5)(6)     3.7%

Anthony P. Towell (64)     1989         148,588(3)(5)(6)    8.6%

Lawrence Densen (38)       1986         55,161(4)(5)(6)     3.4%

Dr. Martin Fleisher (59)   1989         1,000(7)             *

James Favia (62)           1995         3,000(8)             *

Charles Holzberg (61)      1996           417(9)             *
___________________
*   Less than 1%

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2) Includes warrants, held by Mr. Densen's wife, to acquire 1,667 shares of Common Stock, exercisable at $13.00 per share until April 11, 1999.
     Also includes incentive stock options granted under the 1994 Plan to acquire 2,000 shares of Common Stock, exercisable at $10.625 until January 19, 2005. Amount indicated does not include shares beneficially owned by Lawrence Densen, son of Alan E. Densen.

(3) Includes Class A Warrants to acquire 1,500 shares of Common Stock; warrants, held by Mr. Towell's wife, to acquire 1,667 shares of Common Stock, exercisable at $13.00 per share until April 11, 1999; and incentive stock options granted under the 1994 Plan to acquire 2,000 shares of Common Stock, exercisable at $10.625 until January 19, 2005. Also includes warrants to acquire 90,941 shares of Common Stock, exercisable at $5.718 per share until April 11, 1999.

(4) Includes Class A Warrants to acquire 700 shares of Common Stock; incentive stock options granted under the 1983 Incentive Stock Option Plan (the "1983 Plan") to acquire 625 shares of Common Stock, exercisable at $26.664 per share until December 17, 1996; incentive stock options granted under the 1983 Plan to acquire 56 shares of Common Stock, exercisable at $30.00 per share until May 31, 1998; and incentive stock options granted under the 1994 Plan to acquire 2,000 shares of Common Stock, exercisable at $10.625 per share until January 19, 2005. Amount indicated does not include shares beneficially owned by Alan E. Densen, father of Lawrence Densen.

(5) Includes non-qualified options to acquire 41,110 shares of Common Stock to each Messrs. A. Densen, A. Towell and L. Densen exercisable at $5.169 per share until January 19, 2005. Does not include options to acquire an additional 41,110 shares to each Messrs. A. Densen, A. Towell and L. Densen which can be exercised from January 20, 2000 until January 19, 2005. These options provide for a dilution adjustment as a result of sales of securities at less than the exercise price.

(6) Includes warrants to acquire 8,870 shares of Common Stock to each Messrs. A. Densen, A. Towell, and L. Densen, exercisable at $5.431 until February 22, 2001, in consideration of the guaranty of overadvances by Congress to the Company. These warrants provide for a dilution adjustment as a result of sales of securities at less than the exercise price.

(7) Includes non-qualified stock options to acquire 1,000 shares of Common Stock, exercisable at $16.876 per share until July 26, 2005.

(8) Includes non-qualified stock options to acquire 1,000 shares of Common Stock, exercisable at $16.876 per share until July 26, 2005.

(9) Includes warrants to acquire 417 shares of Common Stock, exercisable at $13.00 per share until April 11, 1999.

As of December 6, 1996 the directors and executive officers of the Company, six persons, owned of record and beneficially a total of 269,115 shares representing 14.6% of the issued and outstanding Common Stock of the Company. The foregoing assumes the exercise of all of the outstanding options and warrants held by each of such persons.

Alan E. Densen has been President, Chief Executive Officer and a director of the Company since 1958 (except for the period September 1993 to January 1994, when he served as its Senior Vice President). He was also Treasurer and Chief Financial Officer of the Company through 1992. He is the father of Lawrence Densen.

Lawrence Densen, Senior Vice President and director of the Company, has been a Vice President and a director of the Company since 1986. He is the son of Alan E. Densen.

Anthony P. Towell has been the Company's Vice President of Finance, Treasurer, and Chief Financial Officer since 1992, its Secretary since 1993, and from 1989 to 1992 its Vice President. He has been a director of the Company since 1989. In addition, he has been a director since 1988 of Nytest Environmental Inc. ("Nytest"), a hazardous waste testing company. He was a director of New York Testing Laboratories, Inc. ("NYT"), a laboratory testing company and manufacturer of automotive accessories, from 1988 to 1995. Mr. Towell was a director of Ameridata Technologies, Inc. ("Ameridata"), a provider of computer products and services from 1991 to 1996. The Common stock of Nytest is registered, and the common stock of Ameridata was registered, under Section 12(g) and (b), respectively, of the Securities

Exchange Act of 1934.

Dr. Martin Fleisher has been a director of the Company since 1989. He holds a Ph.D. in biochemistry from New York University, and has been an attending clinical chemist at Memorial Sloan-Kettering Cancer Center since 1967. He devotes only a limited portion of his time to the business of the Company.

James Favia has been a director of the Company since July 26, 1995. He has been a consultant during the past five years to Donald & Co. ("Donald"), which has acted as the Company's investment advisor. He is a chartered financial analyst and has an MBA in finance which he obtained from New York University in 1959. He was a director of T.J. Systems until November, 1994. The common stock of T.J. Systems is registered under Section 12(g) of the Securities Exchange Act of 1934. He devotes only a limited portion of his time to the business of the Company.

Charles Holzberg has been a director of the Company since December 5, 1996. He has been President of The Charles Holzberg Agency, Inc. during the past five years, a general agent for the sale of life insurance. He devotes only a limited portion of his time to the business of the Company.


                           ELECTION OF DIRECTORS

Present Composition of Board

The bylaws of the Company provide that there will be not less than three nor more than seven directors. The present size of the board is fixed at six (6) directors. The Board of Directors is divided into two (2) classes. The term of office of James Favia, Dr. Martin Fleisher and Charles Holzberg does not expire until the Company's annual meeting following the fiscal year ended June 30, 1997 and when their successors are elected. Herbert Schneiderman resigned as a director effective December 5, 1996 and his seat for the unexpired term has been filled by Charles Holzberg.

Nominees for Director

The Board of Directors has unanimously nominated and designated the following individuals for election as directors for a two-year term continuing through the Company's 1998 annual meeting and until their successors are elected and take their places:

                    Alan E. Densen
                    Lawrence Densen
                    Anthony P. Towell

Reference should be made to "Stock Ownership of Directors", above, for disclosure of their business experience and stock ownership, and to "Certain Relationships and Related Transactions," below, for additional information about them.

Proxies in the enclosed form will be voted for the nominees named above. Authority may be withheld for any nominee. In addition, stockholders may nominate additional nominees as candidates for the position as director. Although the Board of Directors does not anticipate that any nominee will be unavailable for election, in the event of such occurrence, the proxy will be voted for such substitute, if any, as the Board of Directors may designate. Proxies will not vote for a greater number of persons than the number of nominees named. Directors will be elected by the vote of a majority of stockholders present or by proxy at the Annual Meeting. Abstentions are not counted in determining the number of votes required to attain a majority of the outstanding shares in connection with this proposal. "Broker Non-Votes" (which represent shares of Common Stock held by stockbrokers and not voted by the brokers) will not be considered as votes cast in determining the outcome of this proposal.


              MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN
                            COMMITTEES THEREOF

Eight meetings of the Board of Directors were held during the fiscal year ending June 30, 1996.

The Board of Directors has established a Compensation Committee, a Stock Option Committee and an Audit Committee. The Company does not have a standing nominating committee.

The Compensation Committee consisted of Messrs. Fleisher, Favia and Schneiderman. The purpose of the Compensation Committee is to review the Company's compensation of its executives, to make determinations relative thereto and to submit recommendations to the Board of Directors with respect thereto.

The Stock Option Committee consisted of Messrs. Fleisher, Favia and Schneiderman. The purpose of the Stock Option Committee is to select the persons to whom options to purchase shares of the Company's Common Stock under the Company's Stock Option Plans and to make various other determinations with respect to such plans.

The Company's Audit Committee consisted of Messrs. Towell, Favia and Schneiderman. The purpose of the Audit Committee is to provide general oversight of audit, legal compliance and potential conflict of interest matters.

Each of the foregoing committees met once during the fiscal year ended June 30, 1996. On December 5, 1996, Charles Holzberg was elected to fill the seats of Schneiderman on the foregoing three committees.

Members of the Board of Directors who are not employees of the Company receive a fee of $500 per meeting attended in person.

                      PRINCIPAL HOLDERS OF SECURITIES

The following table sets forth, as of December 6, 1996, the ownership with respect to each person known to own beneficially more than 5% of the Company's common stock:

                Name and Address of   Amount and Nature of   Percent
Title of Class  Beneficial Owner(1)   Beneficial Owner(2)   of Class
-------------- --------------------   -------------------   -----------

Common Stock     Anthony P. Towell           148,588             8.6%
$0.12 par value  130 W. 10th Street
                 Huntington Station, NY


(1) On November 15, 1996, the Company consummated its Rights and Standby Offering pursuant to which Royce Investment Group, Inc. ("Royce") purchased

692,074 shares of Common Stock and advised the Company that it would be selling 350,000 of these shares (as part of the Units consisting each of one share of Common Stock and one Class B Warrant) to Continental Broker-Dealer Corp. ("Continental"), Carle Place, New York, and that it may sell additional shares to Continental or other broker-dealers. The foregoing are not included in this table.

(2) See footnotes (3), (5) and (6) under "Stock Ownership of Directors," above.

                         EXECUTIVE COMPENSATION

Summary

The following describes the components of the total compensation of the CEO and each other executive officer of the Company whose total annual salary and bonus exceeds $100,000.

                        Summary Compensation Table

                 Annual Compensation              Long term compensation
               ------------------------  --------------------------------------
                                              Awards              Payouts
                                         ------------------   -----------------
                                Other             Securities            All
Name and                        annual Restricted underlying  LTIP     other
principal      Salary  Bonus   compen-    stock    options / payouts  compen
position  Year  ($)    ($)     sation($) award(s)($) SARs (#)(5)  ($) sation($)
--------  ----  ------ -----  ---------- --------- ---------- ------  --------
Alan E. 1996    119,731  -0-   35,672(3)    -0-      8,870(4)   -0-      -0-
Densen, 1995    110,000  -0-   35,672(3)    -0-     84,220(2)   -0-      -0-
CEO     1994(1) 119,225  -0-   30,078(3)    -0-        -0-      -0-      -0-

Lawrence1996    103,848  -0-    4,200       -0-      8,870(4)   -0-      -0-
Densen, 1995     87,000  -0-    4,200       -0-     84,220(2)   -0-      -0-
Senior  1994     84,806  -0-    4,200       -0-        -0-      -0-      -0-
VP

------
(1) From September, 1993 to January, 1994, Mr. Densen was not CEO; he served as Senior Vice President.

(2) Includes incentive stock options granted January 20, 1995 to acquire 2,000 shares at $10.625 as well as non-qualified stock options to acquire 82,220 shares exercisable at $5.169 per share, each exercisable until January 19, 2005. Because it was determined that the audited pre-tax profit for fiscal 1995 was greater than $50,000, non-qualified options can now be exercised for 41,110 shares of Common Stock. The remaining 41,110 non-qualified options can not be exercised during the first five years. The non-qualified options provide for adjustment in the event of dilution as a result of sales of securities at less than the exercise price.

(3) Primarily life insurance premiums on the life of Alan E. Densen owned by Mr. Densen's wife and paid for by the Company.

(4) Warrants to acquire 8,870 shares of Common Stock at $5.431 granted February 23, 1996 until February 22, 2001, in consideration of the guaranty of overadvances by Congress to the Company. These warrants provide for adjustment in the event of dilution as a result of sales of securities at less than the exercise price.

(5) Each person's options including only options directly held by such person.


Stock Options

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              [Individual Grants]

           Number of         Percent of
          securities        total options /
          underlying        SARs granted           Exercise
          Options/SARs        in fiscal            or base         Expiration
Name      granted (#)(1)       year (1)          price ($/Sh)        Date
-----     --------------    --------------       -------------     -----------
Alan E.    8,870               33.3%               5.431          2/22/2001
Densen,
CEO

Lawrence   8,870               33.3%               5.431          2/22/2001
Densen,
Senior
VP

(1)  See note (4) above in the Summary Compensation Table.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES
                                                  Number
                                              of securities          Value
                                               underlying      unexercised in-
                                               unexercised   the-money options
            Shares                         SARs at FY-end (#) SARs at FY-end($)
          acquired on          Value           exercisable /      exercisable /
Name      exercise (#)       realized ($)      unexersisable(2) unexercisable(1)
-----     --------------    --------------     -------------   ----------------

Alan E.        0                   0           51,980/41,110   $129,850/$108,695
Densen
CEO(1)

Lawrence       0                   0           52,661/41,110   $129,850/$108,695
Densen,
Senior
VP
------
(1) See footnotes (2) and (4) above in the Summary Compensation Table. Does not include warrants to acquire 1,667 shares described in Note (1) under Principal Shareholders or options held by Lawrence Densen.

(2) Each person's options include only options directly held by such person.


Employment Agreements and Change in Control Features

As of July 1, 1995, Alan E. Densen entered into a new employment agreement which provides for him to serve as the Company's President for a term of five years and Lawrence Densen also entered into a new employment agreement to serve as Senior Vice-President for a term of five years. Anthony P. Towell has a similar contract to that described herein for Alan E.Densen and Lawrence Densen but with a lesser amount of compensation. At the end of each fiscal year during the term of the agreement, the agreements are automatically extended for one additional year to be added at the end of the then current term of the agreements, unless the Board of Directors determines not to extend the agreements. Each may also terminate their agreement upon 30 days written notice. The base annual salaries for Alan E. Densen and Lawrence Densen were $119,731 and $103,848, respectively, for fiscal 1996 which is to be increased at the beginning of each fiscal year commencing July 1, 1996, at the discretion of the Board of Directors but not less than 10% of the minimum compensation paid to the employees in the prior fiscal year. For fiscal 1997, their base fiscal salaries are $133,100 and $115,500, respectively. Each is entitled to receive an annual bonus equal to 3 1/3% of the Company's earnings before interest and taxes for the fiscal year ended June 30, 1996 and each fiscal year thereafter during the term of the agreement, and Lawrence Densen is entitled to .75% of the Company's revenues in excess of $20.5 million (which was waived for fiscal 1996 and 1997). Bonuses are to be paid within 30 days after the completion of the Company's audited financial statements for each fiscal year and is to be paid in cash or registered shares of common stock of the Company. In addition, each, in accordance with Company policy, is entitled to receive reimbursement of ordinary and necessary business expenses, a monthly automobile allowance of $700 and disability, medical and hospitalization insurance.

The employment agreements entered into by Messrs. Alan E. Densen and Lawrence Densen include provisions that provide for their right to terminate the agreements and thereby receive additional compensation, as provided below, in the event that they are not elected or retained as President and Senior Vice-President, respectively, or as a director of the Company; the Company acts to materially reduce their duties and responsibilities under the agreement; the Company changes the geographic location of their duties to a location from the New York metropolitan area; their base compensation is reduced by 10% or more; any successor to the Company fails to assume the agreements; any other material breach of the agreements which is not cured by the Company within 30 days; and a "Change of Control" by which a person, other than a person who is an officer and/or director of the Company as of the effective date of the agreements, or a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of 20% or more of the combined voting power of the then outstanding securities of the Company or the composition of the board changes so that officers of the Company no longer hold a majority of the seats.

In the event that Messrs. Alan E. Densen or Lawrence Densen terminate their positions because of any of the aforesaid reasons other than a "Change of Control", or if the Company terminates their employment in any way that is a breach of the agreement by the employer, Messrs. Alan E. Densen and Lawrence Densen shall be entitled to receive, in addition to their salary continuation,as a bonus, a cash payment equal to their total base salary plus projected expenses and bonuses for the remainder of the term thereof, payable within 30 days of termination and all stock options, warrants and other stock appreciation rights granted by the Company, with the exception of qualified incentive stock option plans,to them shall become immediately exercisable at an exercise price of $0.10 per share. In the event that either owns or is entitled to receive any unregistered securities of the Company, than the Company shall register such securities within 120 days of the their termination.

In the event that there is a "Change of Control", Messrs. Alan E. Densen and Lawrence Densen shall be paid within 30 days thereof a one-time bonus equal to their total minimum base salary for the next three years and they shall be immediately reimbursed for all amounts not yet received for their participation in the balance of $215,000 ($35,000 has been repaid to Lawrence Densen) junior participation in the loans made to the Company from Congress Financial Corporation ("Congress") during September 1993, without regard to whether such amount is currently due pursuant to the terms thereof.

Messrs. A. Densen and L. Densen, and also A. Towell, in modification agreements to their employment agreements,have waived:(i) their right to bonuses based upon the Company's earnings before interest and taxes for the fiscal years ended June 30,1996 through June 30,2000; (ii) their exercise rights on options and warrants and repayment of their junior participation interests with Congress and compensation payable in the event of a Change in Control with respect two private placements completed in 1996 and the Company's Rights and Standby Offering in 1996 ("Offerings"). See "Certain Relationships and Related Transactions" for a discussion of these Offerings; and (iii) their right to terminate their relationship with the Company, as per the terms of their respective employment agreements.The modification agreements and waivers provide that their right to terminate their employment agreements and waiver of their bonuses shall not be waived in the event that there is a material breach of such agreements by the Company. Messrs. A. Densen and L. Densen, and also A. Towell have agreed that the issuance of shares in this Offering will not result in any "change of control" rights under their respective employment agreements.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No members of the Compensation Committee served as officers or employees of the Company.

See "Certain Relationships and Related Transactions" regarding Messrs. Schneiderman's and Holzberg's ownership of certain warrants issued in connection with a reduction of indebtedness regarding the Company's premises. On January 31, 1995, the exercise price of such warrants were reduced to $13.00 per share and extended until April 11, 1999.

Reference should also be made to "Certain Relationships and Related Transactions" with regard to warrants granted to Donald & Co. Securities Inc. ("Donald"). James Favia, a director of the Company, serves as a consultant to Donald.

On July 26,1995, the Board of Directors granted non-qualified options to acquire 1,000 shares of Common Stock to each of Martin Fleisher, James Favia and Herbert Schneiderman. The options are exercisable at a price of $16.876 per share and expire on the earlier of July 26, 2005 or within thirty days of the termination of their position as a director.

                    COMPLIANCE WITH SECTION 16(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended June 30, 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

  STATEMENT PURSUANT TO SECTION 726(d) BUSINESS CORPORATION LAW

The Company has obtained from National Union Insurance Company a Directors and Officers Liability and Company Reimbursement Policy for the period September 16, 1996 to September 16,1997. The policy provides annual coverage of $2,000,000 per loss with an aggregate of $2,000,000 for all claims for directors and officers liability. Coverage is in accordance with the terms of the policy and is subject to various exceptions contained therein.The insurance is on a claims made basis. The premium paid for this insurance by the Company was $30,000. This statement is delivered pursuant to Section 726(d) of the Business Corporation Law of the State of New York.

                       1992 INCENTIVE STOCK OPTION PLAN

    In December 1992, the Board of Directors and the shareholders of the Company adopted the Company's 1992 stock option plan (the "1992 Plan"). The 1992 Plan provides incentives in the form of incentive stock options ("ISOs") and reserved 20,000 shares for issuance. As of October 30, 1996, 300 ISO's exercisable at $30.00 per share are outstanding under the 1992 Plan. The Company has agreed not to issue any further options under the 1992 Plan.


                       1994 INCENTIVE STOCK OPTION PLAN

On January 28, 1994, the Board of Directors adopted the 1994 Incentive Stock Option Plan under Section 422 of the Internal Revenue Code which was approved by the stockholders on December 15, 1994. A total of 10,000 shares were authorized to be issued under the 1994 Plan. The 1994 Plan expires on January 27, 2004 and no additional options may be issued after such date.

The following summary provides a description of the significant provisions of the 1994 Plan. However, such summary is qualified in its entirety by reference to the full text of the 1994 Plan.

Eligibility to participate in the 1994 Plan is limited to employees of the Company and its subsidiaries. The term of an option will not exceed 10 years. Options will not be transferable except upon death and, in such event, transferability will be effected by will or by the laws of descent and distribution.

Options which are granted by the Board of Directors under the 1994 Plan are subject to the following limitations:(i) options may not be granted at less than 100% of fair market value at the time of grant,(ii) options granted to employees who own more than 10% of the Company's outstanding Common Stock will be granted at not less than 110% of the fair market value for a term of five years, and
(iii) the aggregate market value of the Common Stock for which options are exercisable during any calendar year by an individual is limited to $100,000, but the value may exceed $100,000 for which options may be granted to an individual.

For purposes of the 1994 Plan, fair market value is the last price for the Company's Common Stock as quoted by NASDAQ.

No disposition of Common Stock received upon exercise of Options shall be made within two (2) years from the date of grant of the Option nor within one (1) year after the exercise.

The 1994 Plan provides that the payment of the exercise price of options shall be in cash or in shares of the Company's Common Stock of equivalent value.

An option granted under the 1994 Plan may not be exercised unless,at the time of exercise,the optionee is then in the Company's employ and has completed at least twelve (12) months of continuous employment with the Company from the date of grant of the option.

In the event of any future recapitalization, reorganization, split-up or consolidation of shares, the number of shares and exercise price shall be proportionately adjusted.

Schedule of Options Under 1994 Plan
-----------------------------------
Unexercised Options

The table set forth below provides to December 6, 1996 a schedule of unexercised options heretofore granted by the Company pursuant to the 1994 Plan.

                    Aggregate
                    Number
                    of Shares Exercise
Date of             Subject   Price          Date
Grant Option        To Option Per Share(1)   of Expiration
------------       -------    -------        -------------
January 20, 1995    8,500     $10.625        January 19, 2005

________
(1) The exercise price of the options equals the fair market value of the Company's Common Stock on the date of grant.

Exercised Options

As of December 6, 1996, no options under the 1994 Plan have been exercised.

Remaining Options

1,500 additional options may be granted under the 1994 Plan.

                          1996 STOCK OPTION PLANS

At a special meeting of shareholders held on August 12, 1996, the shareholders approved:(i) an incentive stock option plan (the "1996 Incentive Plan");and (ii) a non-qualified stock option plan (the "1996 Non- Qualified Plan").

1996 INCENTIVE STOCK OPTION PLAN

The 1996 Incentive Plan authorizes the grant of 300,000 shares of Common Stock, subject to adjustment as provided in the plan. Eligibility to participate in the 1996 Incentive Plan is limited to key employees of the Company and its subsidiaries. The 1996 Incentive Plan terminates May 12, 2006. The term of each option may not exceed ten years. Options will not be transferable except upon death and,in such event, transferability will be effected by will or by the laws of descent and distribution. An option granted under the 1996 Incentive Plan may not be exercised unless, at the time of exercise, the optionee is then in the Company's employ and has completed at least twelve (12) months of continuous employment with the Company from the date of grant of the option.Incentive Stock Options may not be granted at less than 100% of fair market value at the time of the grant. Options granted to employees who own more than 10% of the Company's outstanding Common Stock will be granted at not less than 110% of fair market value for a term of five years. The aggregate market value of stock for which Incentive Stock Options are exercisable during any calendar year by an individual is limited to $100,000, but the value may exceed $100,000 for which options may be granted to an individual. Payment of the exercise price for options under the 1996 Incentive Plan are to be made in cash or by the exchange of Common Stock having equivalent value.

No options have been granted under this Plan.

1996 NON-QUALIFIED STOCK OPTION PLAN

The 1996 Non-Qualified Plan authorizes the grant of 300,000 shares of Common Stock, subject to adjustment as provided in the plan, to key employees, consultants and others. The 1996 Non-Qualified Plan terminates ten (10) years after stockholder approval. Options granted shall specify the exercise price,the duration of the option,the number of shares to which the option applies and such other terms and conditions not inconsistent with the 1996 Non-Qualified Plan as the committee, or other legally permissible entity, administering the 1996 Non-Qualified Plan shall determine provided that the option price shall not be less than 100% of the fair market value at the time the option is granted and no option may be exercisable for more than ten (10) years after the date on which it is granted. Payment of the exercise price for options under the 1996 Non-Qualified Plan is to be made in cash, by the exchange of Common Stock having equivalent value or through a "Cashless Exchange". If a Participant elects to utilize a "Cashless Exercise" (as defined in the Plan), he shall be entitled to a credit equal to the amount of that equity by which the current Fair Market Value exceeds the option price on that number of options surrendered and to utilize that credit to exercise additional options held by him that such equity could purchase. There shall be canceled that number of options utilized for the credit and for the options exercised with such credit.

No options have been granted under this Plan.

                       Options Granted and Exercised
                                 During the
                   Three Fiscal Years Ended June 30, 1996
                   --------------------------------------
Options Granted

During the three fiscal years ended June 30, 1996, 300 options were granted and remain outstanding under the 1992 Plan and 8,500 options were granted and remain outstanding under the 1994 Plan to employees, including 2,000 options granted on January 20, 1995 at an exercise price of $10.625 to each of Messrs. A. Densen,A. Towell and L. Densen which options expire on January 19, 2005.

On July 26, 1995, Messrs. J. Favia, M. Fleisher and H. Schneiderman were each granted non-qualified stock options to acquire 1,000 shares of Common Stock at an exercise price of $16.876 per share until July 26, 2005.

During February 1996, in consideration for their guaranty to Congress Financial Corp. ("Congress") of overadvances made by Congress, Messrs. A. Densen,L. Densen and A. Towell were each issued warrants for a term of five years to purchase 8,870 shares of Common Stock at $5.431 per share commencing February 23, 1996. This guaranty has since been returned to them.

Options Exercised

No options were exercised during the three fiscal years ended June 30, 1996.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During September 1993, the Company's lender, Congress, agreed to provide an overadvance to the Company of $500,000. In connection therewith, Messrs. A. Densen, L. Densen and A. Towell obtained a junior participation interest from Congress by advancing $250,000 of their funds to Congress. $250,000 of this overadvance was repaid to Congress during fiscal 1994. Mr. L. Densen was repaid his junior participation of $35,000 by Congress during May, 1996. The remaining balance of $215,000 was repaid by Congress during December, 1996.

Associates holds a first mortgage on the Company's executive offices and warehouse facility in the principal amount of $489,782 as of June 30, 1996 and security interest on the Company's personal property.The wives of Alan E. Densen and Anthony P. Towell, executive officers and directors of the Company, Charles Holzberg, a director of the Compnay, and Herbert Schneiderman, a previous director of the Company,are members of Associates owning approximately 38% thereof.During the fiscal year ended June 30, 1996,the Company paid
Associates $121,107 in principal and interest on the mortgage, of which $72,346 constituted interest.

On January 20, 1995, the Company granted non-qualified options to acquire 82,220 shares of Common Stock to each of Messrs. A. Densen, A. Towell, and L. Densen at $5.169 per share. Because it was determined that the audited pre-tax profit for fiscal 1995 was greater than $50,000, non-qualified options can now be exercised for 41,110 shares of Common Stock.The remaining 41,110 non-qualified options can not be exercised during the first five years. The non-qualified options provide for adjustment in the event of dilution as a result of sales of securities at less than the exercise price. The adjustment as a result of the Offerings increased the number of shares subject to the exercise of these options from 40,000 (which reflects the one-for-ten reverse stock split) to 82,220 each, with an exercise price reduced from $10.625 to $5.169 per share. All of the options granted on January 20, 1995 were granted in consideration of previous sacrifices including reduction in salaries, cancellation of options,and other surrendered benefits by executive officers as well as the turnaround performance achieved by the Company. The turnaround achieved by the Company in its performance can be directly related to the efforts of Messrs. A. Densen, A. Towell, and L. Densen.

On January 31, 1995, the Company's Board of Directors reduced the exercise price of the 2.3 million outstanding Class A Warrants issued in connection with the 1994 Public Offering to $13.00 per share. At the same time, the Board of Directors also reduced the exercise price to $13.00 per share with regard to the 10,833 warrants ("Associate Warrants") issued to a group of investors, including the spouses of Alan Densen (1,667 Associate Warrants owned by her) and Anthony
P. Towell (1,667 Associate Warrants owned by her), and Herbert Schneiderman (833 Associate Warrants owned by him), and Charles Holzberg (417 Associate Warrants owned by him) in connection with a reduction of indebtedness regarding the Company's premises; 90,941 warrants (adjusted as a result of the Offerings which increased the number of shares subject to the exercise of this warrant from 40,000 (which reflects the one-for-ten reverse stock split) to 90,941 with an exercise price reduced from $13.00 to $5.718 per share), subject to adjustment in the event of dilution as a result of sales of securities at less than the exercise price, purchased by Anthony P. Towell, the Company's Chief Financial Officer, from Scorpio Partners, L.P.; 4,078 Royce warrants issued in connection with a 1991 public offering to Royce; and 833 warrants in connection with a 1991 bridge loan. All these warrants have also been extended to April 11, 1999. These warrants were all adjusted as indicated so as to treat them on an equal basis and to provide incentives for them to be exercised.

The Company had employment agreements with Messrs. A. Densen, A. Towell and L. Densen, which commenced as of the effective date of the Company's 1994 public offering in April,1994. As of July 1,1995, these executive officers entered into new agreements. See "Executive Compensation -- Employment Agreements and Change in Control Features" with regard to provisions contained in the employment agreements of Alan E. Densen, the Company's President and CEO, and Lawrence Densen,the Company's Senior Vice-President and waivers contained in modification agreements. Similar provisions are contained in an employment agreement and modification agreement with Anthony P. Towell.

On April 18,1995,the Company entered into an agreement with Donald to act as its investment adviser for a term of three years at a retainer of $3,000 per month, which was canceled during November, 1996. Donald was also granted a five year warrant to purchase 12,500 shares exercisable at $12.50 per share, the closing market price on the date of grant.James Favia, a director of the Company, serves as a consultant to Donald.

On July 10, 1995 the Company terminated its relationship with Lew Lieberbaum & Co., Inc. ("Lew Lieberbaum"), the Company's underwriter in its 1994 public offering. Pursuant to an agreement dated July 10, 1995, the Company canceled all of Lew Lieberbaum's rights under the Underwriting Agreement (the "Underwriting Agreement"), including, but not limited to, the right of first refusal to act on behalf of the Company in future transactions, the cancellation of all Underwriter's Warrants held by Lew Lieberbaum or its affiliates, their right to representation on the Company's Board of Directors and the termination of any obligation by holders of securities subject to a "lock-up" to obtain the permission of Lew Lieberbaum prior to sale or other disposition of said securities. At the same time, Leonard A. Neuhaus and Sheldon Lieberbaum, who are affiliated with Lew Lieberbaum,resigned as directors of the Company.In exchange, the Company issued 10,000 shares of common stock to Lew Lieberbaum.

During February 1996, Messrs. A. Densen, A. Towell and L. Densen, executive officers and directors of the Company,guaranteed to Congress overadvances to the Company of up to $500,000 in excess of the Company's eligible borrowings. The Company issued warrants for a term of five years in consideration for their guaranty to each Messrs. A. Densen, A. Towell, and L. Densen to purchase 8,870 shares of Common Stock at $5.431 per share which expire on February 22, 2001,and are subject to adjustment in the event of dilution as a result of sales of securities at less than the exercise price. (The adjustments as a result of the Offerings increased the number of shares subject to the exercise of this warrant from 4,100 (which reflects the one-for-ten reverse stock split) to 8,870 with an exercise price reduced from $11.75 to $5.431 per share.) The overadvance has since been repaid and their guarantees have been returned to them.

The first mortgage held by Associates which they agreed on in 1992 and upon which interest was being paid at the rate of 14% comes due on July 1, 1997 in the amount of approximately $434,000. Associates and the Company have agreed to extend the mortgage for five years from July 1, 1997 with interest at 12% per annum or 3% over prime, whichever is greater. At the end of five years, the mortgage will come due in the amount of approximately $283,000. The Company intends to explore the refinancing of this mortgage with various lenders.

Considering the circumstances of each transaction, the Company believes that all transactions heretofore with officers/directors and shareholders of the Company and their affiliates have been made, and in the future will be made on terms no less favorable to the Company than those available from unaffiliated parties and will be approved by a majority of the disinterested directors.

On June 28, 1996, the Company completed a private placement offering,pursuant to which it issued 399,000 shares at $1.50 per share to 20 investors, pursuant to provisions for exemption from registration under the Securities Act of 1933 as amended. The terms of this private placement offering were established by negotiation between the Company and Royce, a registered broker/dealer (the "Private Placement Agent"). Under the terms of this private placement offering, 10 1/2 units (the "Units") were offered, and sold, in multiples of $57,000 per Unit. Each full Unit consists of 38,000 shares of the Company's Common Stock,par value $0.12 per share. The Company used net proceeds from this private placement offering to pay off a short-term loan in the amount of $500,000 from Elono Portfolio S.A., which had been used to reduce the amount due to Congress. Gross proceeds from this private placement offering were $598,500. Royce acted as Placement Agent and received a commission of 10% and a 3% non-accountable expense allowance. On July 9, 1996, the Company completed an additional private placement offering for 114,000 shares at $1.50 per share for use as working capital to 5 investors, pursuant to provisions for exemption from registration under the Securities Act of 1933 as amended. Royce did not act as placement agent, nor was it involved in any way with the private placement which closed on July 9, 1996.

On August 12,1996,the shareholders of the Company approved a one-for-ten reverse split (the "Reverse Split") of the outstanding Common Stock of the Company. The Reverse Split became effective at the close of business on August 12, 1996. Pursuant to the terms of the Reverse Split, each shareholder received one share of the Company's Common Stock for each ten shares of Common Stock held. As a result of the Reverse Split and prior adjustments,the Company's Class A Warrants are now exercisable on the basis of ten Class A Warrants at $13.00 to acquire one share of the Company's Common Stock. Each certificate representing shares of Common Stock outstanding before the Reverse Split is automatically deemed to represent one-tenth the number of shares of Common Stock.If the number of shares owned by a shareholder on August 12, 1996 is not divisible by ten, the shareholder received one additional full share for each fractional new share greater than one-half. No additional shares were received for each fractional new share less than one-half.

On November 15, 1996, the Company consummated a Rights and Standby Offering for the sale of 703,591 Units at $5.00 per Unit,pursuant to a registration statement (the "Registration Statement") effective October 10, 1996 (the "Effective Date") and a standby agreement dated October 10,1996 between the Company and Royce (the "Standby Agreement"). Each Unit consists of one share of Common Stock and one Class B Redeemable Common Stock Purchase Warrant ("Class B Warrant"). The Class B Warrants entitle the holder to purchase one share of Common Stock commencing twelve months (or sooner with the consent of Royce) after the Effective Date until the close of business on the third year after the Effective Date at an exercise price of $6.25 per share subject to adjustment for dilution. The Company granted to all holders of its outstanding Common Stock of record on the close of business September 24, 1996 (the "Record Date"), in those states where qualified or exempt from qualification, the nontransferable right ("Rights") to subscribe for Units, on the basis of 4 Units for every 5 shares of Common Stock owned on the Record Date. No fractional Rights or Units were issued. The subscription period ended at 5:00 p.m. New York time on November 8, 1996.
11,517 Units were subscribed for by holders of the Company's Common Stock. Royce, pursuant to the terms of the Standby Agreement, purchased the remaining 692,074 Units. The gross proceeds of the Rights and Standby Offering were $3,517,955, and after payment of expenses including Royce's financial consulting fee, are being utilized for the paydown of monies due on the Company's line of credit, thereby increasing the amount available under such line of credit for future working capital and other corporate needs, including possible acquisitions.

            PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company has appointed the firm of Cornick, Garber & Sandler, LLP as the Company's independent auditors for the fiscal year ending June 30, 1997. The Board of Directors proposes ratification of the appointment of Cornick, Garber & Sandler, LLP as independent auditors. Cornick, Garber & Sandler, LLP has advised the Company that it has no financial interest of any kind in the Company and has had no connection with the Company at any time in the past except for the professional relationship between auditor and client.

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required for approval of the auditors. In accordance with New York State law,abstentions are not counted in determining the votes cast in connection with the selection of auditors. If such approval is not obtained, selection of independent auditors will be reconsidered by the Board of Directors.

Representatives of Cornick, Garber & Sandler, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and shall be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the
                                                     ---
appointment of Cornick, Garber & Sandler, LLP as independent auditors.

            PROCEDURE FOR SUBMISSION OF 1997 STOCKHOLDER PROPOSALS

Proposals by stockholders for inclusion in the 1997 annual meeting proxy statement must be received by Eastco Industrial Safety Corp. at 130 West 10th Street, Huntington Station, New York 11746, Attention Anthony P. Towell,prior to September 24, 1997. All such proposals are subject to the applicable rules and requirements of the Securities and Exchange Commission.

                                 OTHER MATTERS

So far as the Board of Directors is aware, only the aforementioned matters will be acted upon at the meeting. If any other matters properly come before the meeting, it is intended that the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting said proxy.

By order of the Board of Directors.

Dated: December 11, 1996

                                        ALAN E. DENSEN
                                        President

                          EASTCO INDUSTRIAL SAFETY CORP.
                                130 West 10th Street
                       Huntington Station, New York 11746

         PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                              January 22, 1997
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints ALAN E. DENSEN and LAWRENCE DENSEN and each or either of them (with power of substitution) and proxies for the undersigned, to vote all shares of Common Stock of record on December 6, 1996 of EASTCO INDUSTRIAL SAFETY CORP. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on January 22, 1997 at 3:30 p.m. local time, or at any adjournment thereof, upon the matters set forth in the Notice of and Proxy Statement for said Meeting, copies of which have been received by the undersigned, and, in their discretion, upon all other matters which may properly come before said meeting. Without otherwise limiting the generality of the foregoing said proxies are directed to vote as follows:


No. 1:  ELECTION OF DIRECTORS

    To serve for the term continuing through the 1998 Annual Meeting and until the election and qualification of their respective successors.

    Alan E. Densen, Lawrence Densen and Anthony P. Towell

    [ ]  FOR all nominees listed above (except as withheld in the space below.)

    [ ]  WITHHOLD AUTHORITY to vote for all nominees listed above.

    (Instruction: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

    ____________________________________________________________________


No. 2:   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Proposal to ratify the appointment of Cornick, Garber & Sandler, LLP, Certified Public Accountants, as the independent auditors to examine the financial statements of the Company for fiscal year 1997.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE
UNDERSIGNED. IF NO CONTRARY DIRECTION IS GIVEN ABOVE, AND THIS PROXY IS PROPERLY SIGNED, THE SHARES WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.

Your proxy is important to assure a quorum at the meeting whether or not you plan to attend the meeting in person. You may revoke this proxy at any time, and the giving of it will not affect your right to attend the meeting and vote in person.



                       Dated _________________________, 199__



                       _____________________________________________
                       Signature


                       _____________________________________________
                       Signature if held jointly


                       _____________________________________________
                       Number of Shares as of December 6, 1996

This proxy must be signed exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney or as trustee, executor or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.